Exhibit 10.35

To:	Rose Else Mitchell

From:	Lori Hensler, SVP, HR Strategic Partnership

Date:	August 27, 2015

Re:	Promotion

This memo is confirming your promotion to EVP, Professional Services effective October 1, 2015. You will report to Linda Zecher.

With this promotion, your salary will not change. You are eligible to participate in the 2015 Houghton Mifflin Harcourt Bonus Plan which is operated at the discretion of the Plan Administrators. The bonus target for this position is 75%. Payment under the plan will be determined based on two components: achievement metrics and a discretionary component, as set out in the Plan document. Specific details of the Plan will be provided under separate cover and may be subject to change by the Plan Administrators.

Your employment with the Company will continue to be at-will, meaning that you or the Company may terminate the employment relationship for any or no reason, at any time, with or without notice.

Rose, we believe that you will continue to make significant contributions and are confident that this promotion will continue to offer you the growth and challenges you seek.

Congratulations on your promotion!

xc: Personnel File

By signing-below, I acknowledge that I have read and understand the terms of the offer.

Date 9/11/15